FOR IMMEDIATE RELEASE

ISSI RAISES SECOND FISCAL QUARTER REVENUE AND EPS GUIDANCE

SAN JOSE, Calif., Mar 22, 2010 /PRNewswire – FirstCall/ -- Integrated Silicon Solution, Inc. (Nasdaq: ISSI) today updated its financial guidance for the second fiscal quarter ending March 31, 2010.  During the March quarter to date, the Company has experienced better than expected end market demand and pricing, primarily for its DRAM products.  As a result, the company is increasing its revenue and margin guidance for the quarter.  In addition, due to higher than expected new product mask costs and non-executive employee compensation, the Company now expects its operating expenses to be higher than previously expected.  The Company also expects its net income and earnings per share to be higher than its prior guidance.  ISSI’s updated guidance for the March quarter is as follows:

•	Revenue to be between $54 million and $56 million compared to previous guidance of $48 million to $52 million.
•	Gross margin to be between 34 percent and 38 percent compared to previous guidance of between 28 percent and 32 percent.
•	Operating expenses to be in a range of $14.0 million to $14.6 million compared to previous guidance of $12.4 million to $13.0 million.
•	Net income to be between $0.20 and $0.24 per fully diluted share compared to previous guidance of between $0.08 and $0.12 per share.

"Demand in all of our markets has further strengthened in the March quarter exceeding our original expectations as the DRAM market continues to experience increasing demand while DRAM supplies remain constrained," said Scott Howarth, ISSI's President and CEO.  "Pricing for DRAM also improved helping to increase our gross margins and net income,” added Mr. Howarth.

About the Company

ISSI is a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) digital consumer electronics, (ii) networking, (iii) mobile communications, (iv) automotive electronics, and (v) industrial. The Company's primary products are high speed and low power SRAM and low and medium density DRAM.  Through its Giantec business unit, the Company also designs and markets EEPROM, SmartCards and analog power management devices focused on its key markets. ISSI is headquartered in Silicon Valley with worldwide offices in Taiwan, Japan, Singapore, China, Europe, Hong Kong, India, and Korea. Visit our web site at http://www.issi.com.

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ISSI Release
March 22, 2010

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning our revised guidance for the March 2010 quarter with respect to revenue, gross margin, operating expenses and net income per share and increasing DRAM demand while supplies remained constrained are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include supply and demand conditions in the market place, unexpected reductions in average selling prices for our products, our ability to sell our products for key applications and the pricing and gross margins achieved on such sales, our ability to control or reduce operating expenses, our ability to obtain a sufficient supply of wafers, wafer pricing, our ability to maintain sufficient inventory of products to satisfy customer orders, changes in manufacturing yields, order cancellations, order rescheduling, product warranty claims, competition, the level and value of inventory held by OEM customers, or other risks listed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K for the fiscal year ended September 30, 2009 and the Form 10-Q for the quarter ended December 31, 2009.  The Company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

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CONTACT:
John M. Cobb
Chief Financial Officer
Investor Relations of Integrated Silicon Solution, Inc.
(408) 969-6600
ir@issi.com